Exhibit 4.19

SHARE PURCHASE AGREEMENT

BETWEEN

MATÁV RT

AND

COSMOTELCO TELECOMMUNICATION SERVICES SA

DATED 22 OCTOBER 2004

Execution Version

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on 22 October 2004 by and between

MATÁV RT., a company registered and existing in Hungary with the Metropolitan Court acting as Court of Registration under registration number 01-10-041928, whose registered office is at 1013 Budapest, Krisztina krt. 55, Hungary (the “Buyer”); and

COSMOTELCO TELECOMMUNICATION SERVICES S.A., a company incorporated in Greece, formerly known as CosmoTelco Added Value Services, S.A., under registration number 33363/01AT/B/95/469/00, whose registered office is at 47 Ag. Konstantinou str., Maroussi, Attica, Greece (the “Seller”)

(the Seller and the Buyer are collectively referred to as the “Parties” and individually, as a “Party”), on the terms and conditions set out herein:

1             Subject matter

1.1           On the date of the Agreement, and with the settlement occurring on the Settlement Date, as defined below, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, on the terms and conditions set out herein:

1.1.1        5,078,557 (five million seventy-eight thousand five hundred fifty-seven) ordinary registered dematerialized shares of Stonebridge AD, a company incorporated in Former Yugoslav Republic (“FYR”) of Macedonia, registered with Basic Court I Skopje under number 0239300?-4-09-000, whose registered office is at Orce Nikolov bb, first floor, 1000 Skopje, FYR Macedonia (the “Company”), nominal value of MKD 310.8, being EUR 5.11 each (the “Shares”); and

1.1.2        240 (two hundred forty) ordinary registered dematerialized shares of Telemacedonia AD, a company incorporated in FYR Macedonia, registered with Basic Court I Skopje under number 02036225?-4-09-000, whose registered office is at Orce Nikolov bb, first floor, 1000 Skopje, FYR Macedonia (the “Telemacedonia”), nominal value of MKD 310.8, being EUR 5.11 each (the “Telemacedonia Shares”). (The Shares and the Telemacedonia Shares are collectively referred to as the “Sale Shares”.)

On the Settlement Date, the Seller, as beneficial owner of the entire legal and beneficial interest in the Sale Shares will transfer the entire legal and beneficial ownership in the Sale Shares to the Buyer with full title guarantee and free and clear of all Encumbrances, as defined below, together with all rights attaching to the Sale Shares.

1.2          The Buyer and the Seller agree that their respective entering into of this Agreement constitutes their respective written approval of the sale by the Seller to the Buyer of the Shares for the purposes of the first paragraph of section 15.1 of the Subscription and Shareholder’s Deed entered into on 14 December, 2000 between (among others) the Seller and the Buyer (the “Deed”).

1.3          The Buyer and the Seller agree that the subject matter of this Agreement is the sale of all of the Sale Shares and that neither Party shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously on the Settlement Date, in accordance with this Agreement.

1.4           The Buyer and the Seller agree that for purposes of this Agreement, “Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any agreement or arrangement to create any of the same and “Unencumbered” and “Encumber” shall be construed accordingly.

2             Consideration

2.1          In consideration for the purchase of the Sale Shares on the terms and conditions of this Agreement, the Buyer shall pay to the Seller on the Settlement Date, the aggregate amount of EUR 31,400,000.00 (thirty-one million four hundred thousand Euros) (the “Price”). The Seller shall pay all corporate (whether national, municipal or local) and value added or similar taxes due to be paid by it in any country as a result of the Seller’s receipt of the Price.

2.2          The Buyer and the Seller agree that EUR 85,000 (eighty-five thousand Euros) of the Price is attributable to the sale by the Seller to the Buyer of the Telemacedonia Shares, while the balance of the Price is attributable to the sale by the Seller to the Buyer of the Shares.

2.3          The Buyer acknowledges that it shall have no right of offset or reduction in respect of the Price.

2.4          The Parties acknowledge that the Seller is entitled to both the Seller’s Company Dividend Entitlement as referred to in section 8 and the Further Entitlement as referred to in section 9, to be paid in accordance with sections 8 and 9 hereof, as consideration for the Sale Shares in addition to the Price

3              Settlement of Sale and Purchase of the Sale Shares

3.1           The Buyer and the Seller agree that the settlement of the purchase and sale of the Sale Shares shall occur by way of a block share sale transaction on the Macedonian Stock Exchange in, and in accordance with the laws of Macedonia, on that date to be agreed by the Buyer and the Seller, which shall occur not later than five (5) Business Days, as defined below, after that date on which the condition precedent set out in section 4.1 hereof shall have been met to the Buyer’s reasonable satisfaction or, waived in the Buyer’ sole discretion (the “Settlement Date”).

3.2           On the Settlement Date agreed by the Buyer and the Seller:

3.2.1        the Seller shall deliver to the Buyer:

3.2.1.1 confirmation of the Agent (as defined in section 3.4 hereof) that the Shares and the Telemacedonia Shares have been reserved for the processing of their sale over the Macedonian Stock Exchange in a block share sale transaction, as permitted under applicable law; and

3.2.1.2 the duly signed and notarized written resignations, in the form attached as Annex 1 hereto, of (i) Mr Michail Kefaloyannis from his position as member of the Board of Directors of each of the Company and of Telemacedonia, and (ii) of Mr Stavros Nikolaos Stavridis from his positions as a member of the Board of Directors of each of Makedonski Telekomunikacii AD, a company incorporated in FYR Macedonia, registered under number 42/2001, whose registered office is at Orce Nikolov st bb, Municipality of Center, 1000 Skopje, FYR Macedonia (“MakTel”), and MakTel’s wholly owned subsidiary, MobiMak AD, a company incorporated in FYR Macedonia registered under number 1843/2001 whose registered office is at Orce Nikolov bb, 1000 Skopje, FYR Macedonia (“MobiMak”); and

3.2.2        the Buyer shall effect payment to the Seller of the Price via the Agent, as defined below.

3.3           On the first Business Day occurring after the Settlement Date, the Seller shall deliver to the Buyer the extract from the book of shares maintained by the Macedonian Central Securities Depository, dated as of the first Business Day occurring after Settlement Date, evidencing that on and as of said date, the Buyer is registered as the owner of each of the Shares and the Telemacedonia Shares, and that the number of each of the Shares and of the Telemacedonia Shares in respect of which the Buyer is so registered corresponds to that number of the relevant shares indicated in section 1.1 hereof.

3.4           The Parties agree that they will settle the sale from the Seller to the Buyer of the Sale Shares through the agent listed below (the “Agent”), which the Buyer and the Seller acknowledge is the Agent appointed by each of them for purposes of this transaction:

Broker/Bank:         Komercijalna banka a.d. Skopje
Kej Dimitar Vlahov 4
1000 Skopje, Macedonia

The Buyer and the Seller waive their respective right each to appoint an agent for purposes of effectuating the settlement of the Sale Shares, and undertake each to enter with the Agent the document(s) substantially in the form(s) attached as Annex 2, for the purpose of settling the sale and purchase of the Sale Shares on the Settlement Date.

3.5           The Parties agree that for purposes of this Agreement, a Business Day means a day (excluding Saturday) on which commercial banks are generally open in each of Skopje, Macedonia, Athens, Greece, and Budapest Hungary are open for the transaction of normal banking business.

4              Condition Precedent to Occurrence of Settlement

4.1            The occurrence of the Settlement Date is conditional upon the Seller having obtained each of the following corporate approvals in the form attached as Annex 3 to this Agreement:

4.1.1         Corporate documents required to evidence the grant of appropriate corporate governance approvals for the transaction contemplated in this Agreement for Buyer’s confirmation:

(i)             Resolution of the Seller’s duly convened and acting Board of Directors approving the sale of the Sale Shares and the entering into of this Agreement;

(ii)            Resolution of the Seller’s duly convened and acting General Assembly, approving the sale of the Sale Shares and the entering into of this Agreement and such other corporate approvals as are required under applicable law to have been obtained in order to permit the Seller to sell all of the Sale Shares to the Buyer on the Settlement Date and to otherwise perform under this Agreement.

5             Sharing of Certain Costs Relating to Settlement of the Sale and Purchase of the Sale Shares

5.1           The Buyer and the Seller agree to share equally the following third party costs and expenses which will be incurred by either or both of them in connection with the settlement of the sale and purchase of the Sale Shares pursuant to this Agreement;

5.1.1        all amounts to be paid to the Agent, for the performance of banking and stock brokerage services under the document(s) attached as Annex 2, including by way of example and not by way of limitation, all bank wire transfer fees incurred by the Buyer in connection with or relating to the payment of the Price;

5.1.2        all amounts required to be paid to the Macedonian Stock Exchange in connection with effectuating on said Exchange of the settlement of the sale and purchase of the Sale Shares hereunder;

5.1.3        all amounts required to be paid to the Macedonian Central Securities Depository in connection with the registration of the Buyer as the owner of the Shares and of the Telemacedonia Shares following the settlement of the sale and purchase of the Sale Shares hereunder; and

5.1.4        all amounts incurred in respect of exchange rate losses resulting from the conversion of the Price from EUR to Macedonian Denars and then again to EUR, in connection with the payment by the Buyer to the Seller of the Price during the process of the settlement in Macedonia.

The Buyer and the Seller shall separately bear any costs incurred by either of them in connection with or pursuant to the settlement of the sale and purchase of the Sale Shares contemplated in this Agreement, which are not specifically identified in this section as being a cost to be borne equally by the Buyer and the Seller.

5.2         Within seven (7) Business Days after the Settlement Date, and subject only to this section, each of the Buyer and the Seller shall submit to the other an accounting of the costs and expenses incurred by it in connection with the settlement of the sale and purchase of the Sale Shares.  The Parties undertake to act in good faith to substantiate their respective incurring of the costs and expenses indicated on their respective accounting, by submitting to the other documentation prepared in accordance with applicable laws and regulations, of the substance and amount of each cost and expense.

5.3         The Buyer will total said costs and expenses and re-allocate them equally among the Buyer and the Seller and, not later than ten (10) Business Days after the Settlement Date, will inform the Seller whether either of the Buyer or the Seller is required to pay to the other any amount in respect of the cost sharing process described in this section, and if so, the amount to be paid. If either the Buyer or the Seller is required to make any payment to the other under this section, such payment shall be made by bank wire transfer in immediately available funds within five (5) Business Days of that date on which the Buyer informs the Seller of the results of the Buyer’s calculation pursuant to this section and against documentation substantiating the appropriateness of such payment as specified by the Party making he payment.

6              Representations and Warranties

6.1          The Seller hereby warrants to the Buyer as follows:

6.1.1       The Sale Shares

6.1.1.1    On the date of this Agreement and on the Settlement Date the Seller is the sole legal and beneficial, duly registered owner of each of the Shares and of the Telemacedonia Shares. All of the Shares and the Telemacedonia Shares are fully paid up. The Shares and the Telemacedonia Shares are free of, and unaffected by, Encumbrances;

6.1.1.2    On the date of this Agreement and on the Settlement Date, the Seller is entitled to transfer the ownership in the Shares and in the Telemacedonia Shares to the Buyer on the terms set out in this Agreement and, subject only to section 4 hereof has, or will prior to the Settlement Date have, obtained all corporate authorisations required to empower it to enter into this Agreement and to perform hereunder;

6.1.1.3    On the Settlement Date, the Seller transfers the Shares and the Telemacedonia Shares to the Buyer with full title guarantee and as registered beneficial owner of the entire legal and beneficial interest in the Shares, free and clear of all Encumbrances and together with all rights attaching thereto.

6.1.2       The Seller

On the date of this Agreement and on the Settlement Date:

6.1.2.1    the Seller is a corporation validly existing under the laws of Greece with the requisite power and authority to enter into and perform, and has taken all necessary corporate action to authorise the execution and, subject only to section 4 hereof, will by the Settlement Date have taken all necessary corporate action to authorise the performance, of its obligations under this Agreement;

6.1.2.2    neither the entering into, nor the implementation of the transactions contemplated in, this Agreement by the Seller will:

(i)           violate or conflict with the provisions of its constitutional documents;

(ii)          amount to a violation or breach of any laws or regulations applicable to the Seller;

(iii)           amount to a violation or default with respect to any relevant order, decree or judgment of any court or governmental or regulatory authority to which the Seller is a party or by which the Seller is bound, which violation or default is material in the context of the transactions contemplated in this Agreement; or

(iv)           result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound, which breach or default is material in the context of the transactions contemplated in this Agreement;

6.1.2.3    this Agreement constitutes and, subject only to section 4 hereof, will on the Settlement Date constitutes a valid and legally binding obligation of the Seller and;

6.1.2.4    the Seller is not engaged in any litigation or arbitration or similar proceedings related to the transactions contemplated in this Agreement and so far as the Seller is aware, no such litigation, arbitration or proceeding is threatened against any of the Seller, the Company or Telemacedonia.

6.1.3        No Outstanding Payment Obligations Other than the Loans

Other than the Loans, defined below, there is no debt or payment obligation of any kind whatsoever due or which after the Settlement Date will become due, and payable by the Seller to the Company.

6.2           The Buyer hereby warrants to the Seller, on the date of this Agreement, and on the Settlement Date, as follows:

6.2.1        The Buyer is a public company limited by shares validly existing under the laws of Hungary with the requisite power and authority to enter into and perform, has taken all necessary corporate action to authorise the execution and the performance of, its obligations under this Agreement;

6.2.2        Neither the entering into, nor the implementation of the transactions contemplated in, this Agreement by the Buyer will:

(i)            violate or conflict with the provisions of its constitutional documents;

(ii)           amount to a violation or breach of any applicable Hungarian laws or regulations;

(iii)           amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental or regulatory authority to which the Buyer is a party or by which the Buyer is bound which violation or default is material in the context of the transactions contemplated in this Agreement; or

(iv)           result in a breach of, or constitute a default under, any instrument to which the Buyer is a party or by which the Buyer is bound, which breach or default is material in the context of the transactions contemplated in this Agreement.

6.2.3        This Agreement constitutes and will on the Settlement Date constitute a valid and legally binding obligation of the Buyer.

6.2.4        The Buyer is not engaged in any material litigation or arbitration or similar proceedings related to the transactions contemplated in this Agreement and so far as the Buyer is aware, no such litigation, arbitration or proceeding is threatened against any of the Buyer, the Company or Telemacedonia.

6.3           The Buyer and the Seller acknowledge that on the date of the signing of this Agreement each of them is a duly registered shareholder in each of the Company and Telemacedonia, and, in such capacity, is familiar with the status of the Company and of Telemacedonia and their respective business and operations.  Accordingly, other than as expressly indicated in this section, neither the Buyer nor the Seller makes any warranty or representation to the other or to the Company concerning either the Company or Telemacedonia, or their respective business or operations.  The Buyer and the Seller also acknowledge that neither of them makes any warranty or representation to the other concerning any matter whatsoever, other than as expressly stated in this Agreement and that no representation, warranty, covenant, undertaking or promise shall be taken to have been given or be implied from anything said or written in negotiations between the Buyer and the Seller prior to this Agreement except as set out in this Agreement.

6.4           Neither the Buyer nor the Seller shall be under any liability in respect of any claim made by the other under sections 6.1 and 6.2 hereof, as the case may be, and any such claim shall be wholly barred and unenforceable, unless notice of such claim (stating in reasonable detail the specific matters and the specific warranty in respect of which the claim is made and including so far as reasonably practicable an estimate of the maximum amount of the claim) shall have been served upon the other not later than the first (1st) anniversary of the Settlement Date.

7              General Covenants

7.1           The Seller hereby covenants to and agrees with the Buyer that the Seller shall:

7.1.1        act in good faith to procure, as soon as practicable after the date of this Agreement, each of the corporate approvals which it is required under applicable law to have obtained in order to permit the Seller to perform under this Agreement, so as to satisfy the condition precedent in section 4 hereof; and

7.1.2        deliver to the Buyer:

(i)            the documents referred to in section 4.1 hereof within five (5) Business Days of the date of the signing of this Agreement;

(ii)           the documents referred to in section 3.2.1 hereof on the Settlement Date; and

(iii)          the document referred to in section 3.3 hereof on the Business Day occurring immediately after the Settlement Date.

7.1.3        indemnify the Buyer immediately on demand against any Losses, as defined below, suffered by the Buyer in consequence of the Seller’s failure to perform any of its obligations, covenants and/or undertakings made under or in this Agreement and/or of any representation or warranty of the Seller made in this Agreement proves to be incorrect or untrue,

PROVIDED THAT the Buyer shall have made an indemnification claim within the time period described in section 6.4 hereof, and PROVIDED FURTHER THAT the time period for the making of an indemnification claim in respect of the covenants in: (i) section 8 hereof, shall end on the first (1st) anniversary of the date of the declaration of the dividend referred to in section 8 hereof, or (ii) in section 9 hereof, shall end on the first (1st) anniversary of the date of the declaration of the dividend referred to in section 9.2 hereof.

7.2           The Buyer hereby covenants to and agrees with the Seller that the Buyer shall:

7.2.1        on the Settlement Date, pay the Price; and

7.2.2        indemnify the Seller immediately on demand against any Losses, as defined below, suffered by the Seller in consequence of the Buyer’s failure to perform any of its obligations, covenants and/or undertakings made under or in this Agreement and/or if any representation or warranty of the Buyer made in this Agreement proves to be incorrect or untrue, PROVIDED THAT the Seller shall have made an indemnification claim within the time period described in section 6.4 hereof, and PROVIDED FURTHER THAT the time period for the making of an indemnification claim in respect of the covenants in (i) section 8 hereof, shall end on the first (1st) anniversary of the date of the declaration of the dividend referred to in section 8 hereof, or (ii) in section 9 hereof, shall end on the first (1st) anniversary of the date of the declaration of the dividend referred to in section 9.2 hereof.

7.3           The Buyer and the Seller covenant and agree with each other that they will co-operate with one another and with the Agent to sign the document(s) attached as Annex 2 and to perform under said document(s) in order to give effect to the sale of the Sale Shares.

7.4           The Buyer and the Seller covenant and agree with each other that they will:

7.4.1        co-operate with one another in good faith and perform as required pursuant to the provisions of, to give effect to the transactions contemplated in, this Agreement; and

7.4.2        re-sign this Agreement, with that text set out herein, on that date which occurs two (2) Business Days before the agreed Settlement Date, in order to satisfy the technical requirements of the Macedonian Stock Exchange in respect of the date by which an agreement for the purchase and sale of shares on said Exchange via a block transaction must have been signed.

7.5           The Parties agree that for purposes of this Agreement, Losses mean and include, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including for example and not by way of limitation legal costs), expenses (including for example and not by limitation, taxation of any nature whatsoever), disbursements or other liabilities in any case of any nature whatsoever, whether in respect of the Buyer, the Company or Telemacedonia.

8              Seller’s Company Dividend Entitlement

8.1           The Seller acknowledges that it has entered with the Company into the (i) the Loan Facility Agreement, dated 20 June 2003, between the Seller and the Company, as amended on 20 April 2004, (ii) the Loan Facility Agreement, dated 1 September 2003 between the Company and the Seller, as amended on 30 July 2004, and (iii) the Loan Facility Agreement,

dated 3 October 2003 between the Company and the Seller, as amended on 30 July 2004 (collectively the “Loans”). The Parties acknowledge that: (i) the Company’s Board of Directors and its shareholders meeting approved the entering into and the amendment of the Loans; and (ii) on the date of the entering into and of the amendment, as the case may be of the Loans, the Company had funds available for the making of, and was permitted by applicable law, the Company’s Statut and the required internal corporate approvals, to enter into, the Loans with the Seller. Assuming no repayment, prepayment or amendment of the Loans occurring between the date hereof and the maturity date of the relevant Loan, the Parties acknowledge that the Seller’s maximum repayment liability to the Company under the Loans will not exceed EUR 1,261,619.26 (one million two hundred sixty-one thousand six hundred nineteen Euro and twenty-six Euro Cents) (the “Maximum Offset Amount”). In connection with the sale of the Sale Shares, the Parties intend that after the Settlement Date, the Seller settles all amounts outstanding from the Seller to the Company under the Loans.

8.2           If (i) the Company’s final audited accounts in respect of its 2004 financial year indicate that profits are available for distribution in respect of the Company’s 2004 financial year, and (ii) no provisions of applicable law prohibit the Buyer from voting all of the shares of the Company then owned by the Buyer in favor of the Company paying a dividend in respect of the Company’s 2004 financial year, then, after the completion of the audit of the Company’s 2004 annual financials and of all other tasks required to be completed in order to permit the Buyer to do so, the Buyer shall vote all Shares in the Company then owned by it in favor of the adoption of a resolution of the Company’s shareholders (the “2005 Resolution”), stating that: (A) a dividend is declared to those entities which were registered shareholders of the Company on that Business Date occurring immediately before the Settlement Date (the “Relevant Date”); and (B) the Seller’s pro rata entitlement in said dividend will be that amount of EUR which equals the total amount of principal and interest outstanding under the Loans on the date referred to in section 8.3 hereof, it being expressly agreed that in no event will said entitlement exceed the Maximum Offset Amount (the “Seller’s Company Dividend Entitlement”). When calculating the Seller’s Company Dividend Entitlement, and subject to the Maximum Offset Amount, the Seller shall be deemed to have owned the Shares for 365 days in the Company’s 2004 financial year, notwithstanding the reference in the 2005 Resolution to the Relevant Date and the fact that the Parties acknowledge that the Seller owned the Shares for less than 365 days in the Company’s 2004 financial year.

8.3           The actual amount of principal and interest outstanding under the Loans (the “Outstanding Loan Amount”) shall be calculated on that Business Day on which the Company’s Board of Directors decides that the Seller’s Company Dividend Entitlement can be paid out by the Company.  In order to enable the Seller to repay the Outstanding Loan Amount in full to the Company, the Parties agree that the Seller may, and the Seller agrees, to use the Seller’s Company Dividend Entitlement only as follows, and for no other purpose:

(i)            to offset the Seller’s Company Dividend Entitlement against the Outstanding Loan Amount, pursuant to an offset agreement to be entered into between the Company and the Seller (the “Loan Offset”), in which case the Seller and the Buyer will, and the Buyer will, to the extent permitted by law, procure that the Company, act as required by section 8.4 hereof, to enable the Company and the Seller to enter into the offset agreement and to give effect to the Loan Offset; or

(ii)           if the Buyer, in its reasonable discretion, determines that the Loan Offset is disadvantageous to the Company or cannot be timely implemented under the requirements of applicable law, or is prevented from being implemented as a result of any FYR Macedonia authority refusing to grant a permit or permission or to acknowledge a notification required to implement the Loan Offset, then: (A) the Buyer will procure, to the extent permitted by law, that the Company pay the Seller’s Company Dividend Entitlement as soon as legally permitted after the adoption of the 2005 Resolution; and (B) the Seller shall repay the Outstanding Loan Amount in cash to the Company within five (5) Business Days after that date on which the Seller receives the Seller’s Company Dividend Entitlement from the Company. The Seller will be deemed to have received the Seller’s Company Dividend Entitlement on that date on which the amount of said Entitlement is wire transferred by the Company to that bank account of the Seller to which said Entitlement may be paid under applicable laws.

Nothing in this section 8, however, shall require the Buyer to declare an advance dividend in respect of its 2004 financial year.

8.4           The Parties agree that following the Settlement Date, the Buyer will investigate and inform the Seller of all requirements of applicable law relating to the Loan Offset.   If the Buyer in its reasonable discretion and in good faith determines that the Loan Offset will be implemented, the Buyer’s decision in this regard shall be final and binding on the Seller. In such case: (i) the Seller shall, and the Buyer will procure to the extent permitted by law that the Company, sign all documents and agreements, and co-operate to apply for all permits and permissions, required to implement the Loan Offset; (ii) the Seller shall fully co-operate with the Company and the Buyer in preparing and negotiating all documents and agreements, and applying for all permits and permissions, required to implement the Loan Offset; and (iii) the Parties agree that they will share equally the total amount of all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (for example and not by way of limitation attorney’s fees auditor’s fees), expenses (including for example and not by limitation, taxation of any nature whatsoever), disbursements or other liabilities of any nature whatsoever incurred by the Buyer or the Company as a result of or in connection with the implementation of a mechanism other than the Loan Offset, as determined by the Buyer’s or the Company’s respective auditor, and the determination of the Buyer’s auditor of the total amount of costs incurred and to be shared equally by the Parties under this provisions shall be final and binding on the Parties.

8.5           If the Seller’s Company Dividend Entitlement is calculated such that the Seller receives an amount of the Seller’s Company Dividend Entitlement exceeding that amount to which it is actually entitled, then the Seller shall hold said amount on trust for the Buyer and shall pay to the Buyer by wire transfer in immediately available funds within ten (10) Business Days of the Seller’s receipt of the Buyer’s first demand therefore, all amounts so held on trust by to the Seller.

8.6           The Seller acknowledges and agrees that other than the Seller’s Company Dividend Entitlement and the Further Entitlement defined in section 9 hereof, all dividends declared by the Company and due to the Seller in respect of financial years of the Company preceding the Company’s 2004 financial year have been paid to the Seller by the Company in full before the date hereof.   Accordingly, the Seller has no, and shall not, and hereby waives the right to, claim at any time, for any reason on account of or in respect of the Shares, or for any previous shareholding of the Seller in the Company, the right to receive dividends in respect of any financial year(s) of the Company other than the Seller’s Company Dividend Entitlement and the Further Entitlement.

8.7           If the Buyer, acting in its reasonable discretion and in good faith, determines that the mechanism described in section 8.3. hereof cannot be implemented without significant disadvantage to the Buyer or the Company, then the Parties agree as follows: (i) the Buyer will procure, to the extent permitted by law, that the Company declare a dividend, including the Seller’s Company Dividend Entitlement, only to those entities who are registered shareholders of the Company on that date on which the dividend is declared (ii) forthwith upon receiving from the Company the Buyer’s pro rata share of that dividend, which includes the Seller’s Company Dividend Entitlement, the Buyer will wire transfer the amount of the Seller’s Company Dividend Entitlement to the Seller; and (iii) the Seller and the Buyer will share equally the total amount of all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (for example and not by way of limitation attorney’s fees auditor’s fees), expenses (including for example and not by limitation, taxation of any nature whatsoever), disbursements or other liabilities of any nature whatsoever incurred by the Buyer as a result of or in connection with the fact that the Buyer made said payment to the Seller, as determined by the Buyer’s auditor, whose determination shall be final and binding on the Parties.

8.8           The Seller acknowledges and agrees that: (i) it shall have no right to receive at any time any dividends in respect of Telemacedonia’s 2004 financial year, despite the fact that the Seller owned the Telemacedonia Shares on certain calendar days during, and hereby expressly waives all of its entitlement to receive a dividend in respect of, Telemacedonia’s 2004 financial year; and (ii) all dividends previously declared by Telemacedonia and due to the Seller in respect of all financial years of Telemacedonia preceding Telemacedonia’s 2004 financial year have been paid to the Seller by Telemacedonia in full before the date hereof. Accordingly the Seller has no, and hereby waives the right to claim at any time, for any reason on account of or in respect of the Telemacedonia Shares, or for any previous shareholding of the Seller in Telemacedonia, the right to receive, dividends in respect of any financial year(s) of Telemacedonia.

8.9           The Seller shall pay all corporate (whether national, municipal or local) and similar taxes or charges due to be paid by it in any country as a result of the Seller’s Company Dividend Entitlement and/or the offset agreement between the Company and the Seller hereunder.

8.10         The Parties agree that for purposes of this Agreement the term “audited accounts” shall be understood to be and to mean all of those documents which the law and the accounting practices of the FYR Macedonia from time to time in effect require must be prepared in order to permit a company registered under the laws of the FYR Macedonia to calculate the amount of its profits available for distribution as a dividend.

9              The Seller’s Further Entitlement

9.1           The Parties acknowledge that if dividends are paid by MakTel to its shareholders in respect of MakTel’s 2004 financial year, the economic effect of those dividends will be reflected on the Company’s annual financials in respect the Company’s 2005 financial year. The Seller will have been a shareholder in the Company during some of the Company’s 2004 financial year, and thus will have indirectly contributed to the financial results of MakTel in respect of MakTel’s 2004 financial year. Accordingly, the Parties agree that, subject to the provisions of this section 9, the Seller is entitled to receive a dividend from the Company, in respect of the Company’s 2005 financial year, being an amount equal to 3.8% (three point eight per cent) of the aggregate amount of any dividend, denominated in Macedonian Denars, which the shareholders’ assembly of MakTel might approve be paid to its shareholders in respect of MakTel’s 2004 financial year (the “Further Entitlement”).

9.2           If (i) MakTel’s final audited accounts in respect of its 2004 financial year indicate that profits are available for distribution in respect of said year, and (ii) MakTel’s Board of Directors, exercising its business judgment and taking into account MakTel’s dividend distribution policy then in effect, the provisions of MakTel’s Statute and of the shareholders agreement then in effect among MakTel’s shareholders, including the Company, proposes that MakTel’s shareholders’ assembly declare as dividends an amount of MakTel’s profits in respect of MakTel’s 2004 financial year, then, provided no provisions of applicable law prohibit the Buyer from so doing, the Buyer will procure, to the extent permitted by law, that the Company votes all of the shares of MakTel then owned by the Company in favor of MakTel declaring to its shareholders a dividend in respect of MakTel’s 2004 financial year, as proposed by MakTel’s Board of Directors.

9.3           If as result of the Company’s receipt of its pro rata entitlement to any dividend paid by MakTel to its shareholders in respect of MakTel’s 2004 financial year, and subject to the Company’s financial performance in its 2005 financial year, the Company’s final audited accounts in respect of its 2005 financial year indicate that profits may be distributed in respect of said year, and no provisions of applicable law prohibit the Buyer from doing so, then the Buyer shall vote the shares of the Company then owned by the Buyer in favor of the Company adopting a resolution: (i) declaring a dividend in respect of its 2005 financial year, in an amount of Macedonian Denars sufficient to give the Seller the benefit of the Further Entitlement; and (ii) to the extent permitted by law, stating that only those entities which were shareholders of the Company on the Relevant Date are entitled to receive, pro rata to their shareholding in the Company on the Relevant Date, the dividend declared in respect of the Company’s 2005 financial year. For the avoidance of doubt, and despite any other wording in this Agreement, the Seller will not be entitled to receive as the Further Entitlement any amount which exceeds 3.8% (three point eight per cent) of any dividend, denominated in Macedonian Denars, which the shareholders’ assembly of MakTel might have approved for payment to its shareholders in respect of MakTel’s 2004 financial year.  The Further Entitlement shall be converted to Euro at that rate of exchange in effect at that commercial bank in the FYR Macedoniaat which the Company holds its account, applicable when of Macedonian Denars are used to purchase Euro, on the date on which the Company pays the Further Entitlement.

9.4           Nothing in this section shall require the Buyer to declare an advance dividend in respect of the Company’s 2005 financial year or to declare as dividend any amount which, based on the Seller’s pro rata percentage ownership of the Shares on the Relevant Date, would result in the Seller receiving or being entitled to receive more than that amount which is equal to 3.8% (three point eight per cent) of the amount of any dividend, denominated in Macedonian Denars, which the shareholders’ assembly of MakTel approved for payment to its shareholders in respect of MakTel’s 2004 financial year.

9.5           Any amount paid by the Buyer to the Seller in excess of the Further Entitlement shall be held by the Seller on trust for the Buyer and paid by the Seller to the Buyer by wire transfer in immediately available funds within ten (10) Business Days of the Seller’s receipt of the Buyer’s first demand therefor.

9.6           To the extent that applicable laws, or their interpretation from time to time by the relevant FYR Macedonia authorities or state, judicial, administrative or similar organs or institutions, prohibit or appear to prohibit the Buyer from adopting the resolution described in section 9.3 hereof, then the Seller shall co-operate in good faith with the Buyer and the Company, and shall sign those documents and agreements, and apply or assist in applying for any permits and permissions, required to implement another mechanism, chosen by the Buyer acting in its reasonable discretion and in good faith, through which the Further Entitlement can be paid to the Seller. The Seller hereby waives any claims it may have against the Buyer and/or the Company hereunder in respect of or in connection with the Company’s inability to pay, and the Buyer’s inability to procure that the Company pay, the Further Entitlement in that manner which is foreseen in section 9.3 hereof as a result of changes in applicable laws, or of their interpretation from time to time by the relevant FYR Macedonia authorities or state, judicial, administrative or similar organs or institutions. If the Buyer, acting in its reasonable discretion and in good faith, determines that the mechanism described in section 9.3 hereof cannot be implemented without significant disadvantage to the Buyer or the Company, then the Parties agree as follows: (i) the Buyer will procure, to the extent permitted by law, that the Company declare a dividend, including the Further Entitlement, only to those entities who are registered shareholders of the Company when that dividend is declared: (ii) forthwith upon receiving from the Company the Buyer’s pro rata share of that dividend, which includes the Further Entitlement, the Buyer will wire transfer the amount of the Further Entitlement to the Seller; and (iii) the Seller and the Buyer will share equally the total amount of all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (for example and not by way of limitation attorney’s fees auditor’s fees), expenses (including for example and not by limitation, taxation of any nature whatsoever), disbursements or other liabilities of any nature whatsoever incurred by the Buyer as a result of or in connection with the fact that the Buyer made said payment to the Seller, as determined by the Buyer’s auditor, whose determination shall be final and binding on the Parties.

9.7           The Seller acknowledges and agrees that other than the Further Entitlement, the Seller has or will have received via the Company the dividends declared by MakTel in respect of financial years of MakTel preceding MakTel’s 2004 financial year. Accordingly, other than the Further Entitlement, the Seller has no, and shall not, and hereby waives the right to, claim at any time, any right to receive payment from any of the Buyer, the Company or MakTel in respect of any profits achieved and distributed by MakTel as dividends in any financial year other than MakTel’s 2004 financial year.

9.8           The Seller shall pay all corporate (whether national, municipal or local) and similar taxes or charges due to be paid by it in any country as a result of the Seller’s receipt of the Further Entitlement.

10           Relationship with the Subscription and Shareholder’s Deed

The Parties acknowledge and agree that on and as from the Settlement Date, the Deed shall be deemed to have been terminated by them and to be without further force and effect, and accordingly, on and as from the Settlement Date, neither Party shall have any rights or obligations towards the other under or pursuant to the Deed, PROVIDED THAT those provisions of the Deed which are expressly stated to survive or to continue to be binding on the parties thereto following its termination (including, by way of example only and not by way of limitation, clauses 16 and 24 of the Deed) shall continue to be binding on the Parties notwithstanding any provision of this Agreement.

11           Right of Rescission; Waiver

11.1         Each Party hereby irrevocably waives all rights it may have under or arising from applicable law that may (absent this waiver) entitle it to rescind or unilaterally terminate this Agreement at any time after the date hereof, PROVIDED HOWEVER that Buyer may do so by written notice to the Seller, with immediate effect, if: (i) the conditions stated in section 4 hereof are not satisfied, or, in the Buyer’s sole discretion, waived by the Buyer, in which case the Buyer shall also have the right to bring a claim under section 7.1 hereof against the Seller for any failure by the Seller to satisfy the provisions of section 4 hereof; (ii) the Settlement Date is not agreed, within six (6) calendar months after the date of this Agreement, in which case the Buyer shall also have the right to bring a claim under section 7.1 hereof against the Seller for any failure by the Seller to satisfy the provisions of section 4 hereof; or (iii) if the sale to the Buyer of all of the Sale Shares is not effectuated on the Settlement Date, in which case (A) the Buyer shall return to the Seller those Sale Shares which were purported to have been sold to the Buyer on the Settlement Date, (B) the Seller shall return the Price to the Buyer, (C) each Party shall cause the Agent to comply with this provision and to act so as to give effect to the rescission of this Agreement, and (D) any such rescission by the Buyer will not limit or affect any other rights which the Buyer may have under applicable law as a result of the Seller’s failure to sell all of the Sale Shares to the Buyer on the Settlement Date.

11.2         If the Buyer acts in accordance with this section 11, the Parties agree that: (i) the provisions of section 5 hereof shall be inapplicable and each Party shall independently bear all costs and expenses incurred by it in connection with this Agreement; and (ii) the Buyer’s covenants in sections 7, 8 and 9, and the provisions of section 10, hereof shall not survive and shall automatically terminate and be without further legal effect, on and as from the date on which the Buyer sends the Seller the notice indicating that the Buyer is taking action pursuant to this section 11.

11.3         Neither Party may terminate this Agreement after the Settlement Date.

11.4         Subject to section 11.1 hereof, the Seller acknowledges that, the Buyer will have satisfied all of its obligations arising out of this Agreement and will have satisfied all of those arising under the Deed, by (i) paying the Price for the Sale Shares and (ii) causing the Company, to the extent permitted by law, to pay the Seller’s Company Dividend Entitlement and the Further Entitlement.   Therefore, the Seller hereby irrevocably waives its right to enforce any claim against the Buyer, the Company, and/or Telemacedonia and/or MakTel relating to this Agreement, the Deed, and the respective Statut of each of the Company, Telemacedonia and/or MakTel, including, without limitation the right to exercise the option under the Deed to acquire additional shares of the Company from the Buyer, PROVIDED THAT each of the Price, the Further Entitlement and the Seller’s Company Dividend Entitlement are duly paid to the Seller in accordance with the provisions hereof.

11.5         Each Party declares to the others that it is currently not aware of any circumstances that might result in it asserting a claim against the other with respect to the Shares, the Telemacedonia Shares, or any former shareholding of the Buyer or the Seller, as the case may be, in either of the Company or Telemacedonia, or in respect of any matter arising under the Deed or under the respective Statuts of the Company or of Telemacedonia.

11.6         The failure or delay of any Party to enforce or to exercise, at any time or for any period of time, any term of or any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such term or right or remedy and shall in no way affect that Party’s right later to enforce or exercise it.

12           Miscellaneous Provisions

12.1        Further Assurances

The Seller shall from time to time, on being required to do so by the Buyer at any time, do or procure the doing of such acts and/or execute or procure the execution of all documents in a form satisfactory to the Buyer which the Buyer may reasonably consider necessary to effect the transactions contemplated herein, provided always that such actions shall be in accordance with applicable laws.

12.2        Prior approval of announcements; Consultation

12.2.1      No disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Buyer or any member of the Seller’s corporate group or any member of the Buyer’s corporate group without the prior written approval of the other Party (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed), provided that these restrictions shall not apply to any disclosure or announcement if required by any law, applicable securities exchange, supervisory, regulatory or governmental body.

12.2.2      The Party making the communication shall use its reasonable endeavors to consult with the other Party in advance as to the form, content and timing of the communication referred to in section 12.2.1 hereof.

12.3        Confidentiality

Each Party shall treat as strictly confidential and will not disclose any information received or obtained by it or its officers, employees, agents or advisers as a result of entering into or performing this Agreement which relates to: (i) the provisions of this Agreement, or any document or agreement entered into pursuant to this Agreement; (ii) the negotiations leading up, or relating, to this Agreement; or (iii) the other Party, or (iv) either of the Company, or Telemacedonia, or their respective business or operations; PROVIDED THAT these restrictions shall not apply to any disclosure of information if and to the extent the disclosure is: (A) required by the law of any relevant jurisdiction; (B) required by any applicable securities exchange, supervisory, regulatory or governmental body to which the relevant Party is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law; (C) made to the relevant Party’s professional advisers, auditors or bankers or the professional advisers, auditors or bankers of any other member of the relevant Party’s group of companies; or (D) of information that has already come into the public domain through no fault of the relevant Party or any other member of that Party’s group of companies.

12.4        Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

12.5        Rights of third parties

Except as expressly provided in this Agreement, the Parties do not intend any term of this Agreement to be enforceable pursuant to the Contract (Rights of Third Parties) Act 1999. The Parties may rescind, vary, amend or terminate this Agreement without the consent of any third party intended beneficiary, notwithstanding that any such third party has relied on, or indicated assent to, any terms of this Agreement. The Parties intend that an Affiliate of a Party may bring a claim under this Agreement pursuant to the Rights of Third Parties Act 1999 only with the consent of the relevant Party, of which the Affiliate is an Affiliate.

12.6        Continuing Effect

Subject to section 11.1 hereof, each provision of this Agreement shall continue in full force and effect after, except to the extent that a provision has been fully performed on, the Settlement Date and, for the avoidance of doubt, the following provisions shall survive and continue to be binding on the Parties following the Settlement Date: sections 5, 6, 7.1.3, 7.2.2, 7.3, 7.4, 7.5, 8, 9, 10, 11.3, 11.4, 11.5, 11.6, and 12.

12.7        Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under the law governing the interpretation of this Agreement, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the invalid, illegal or unenforceable term or provision of this Agreement (so far as it is invalid, illegal or unenforceable) shall be severed from this Agreement and deemed not to have been written. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable. The Parties shall then use all reasonable efforts to replace the severed provision by a valid, legal and enforceable provision the effect of which is as close as possible to the intended effect of the severed provision.

12.8        Notices

12.8.1      Subject to sections 12.12.3 and 12.12.4 hereof, any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. For the purposes of this section, “writing” shall not include e-mails. Any Notice shall be served by sending it by fax to the number, or delivering it by hand to the address set out in, this section, and in each case marked for the attention, of the relevant party set out in this section (or as otherwise notified from time to time in accordance with the provisions of this section).

Any Notice so served by fax or hand shall be deemed to have been duly given or made as follows: (i) if sent by fax, at the time of transmission; or (ii) in the case of delivery by hand, when delivered; PROVIDED THAT in each case where delivery by fax or by hand occurs after 5pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day. References to time in this section are to local time in the country of the addressee.

12.8.2      The addresses and fax numbers of the Parties for the purpose of this section are:

The Buyer

Address:	1013 Budapest, Krisztina krt. 55., Hungary
Fax:	+36 1 458 7295
For the attention of:	Chief Legal Counsel

The Seller

Address:	47 Ag. Konstantinou str., Maroussi, Attica, Greece
For the attention of:	The Chief Executive Officer
Fax:	+30 210 9969888
Copy to:	The Chief Legal Officer
Fax	+30 210 7717007

12.8.3      A Party may notify the other of a change to its name, relevant addressee, address or fax number for the purposes of this section, provided that, such notice shall only be effective on: (i) the date specified in the notification as the date on which the change is to take place; or (ii) if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date following five Business Days after notice of any change has been given.

In proving service is shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or that the facsimile transmission was made and a facsimile confirmation report was received, as the case may be.

12.9        Force Majeure

12.9.1      Force Majeure shall mean any event of condition, not existing on the date of this Agreement, and not reasonably within the control of either Party, which prevents in whole or in material part the performance by one of the Parties of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following shall constitute events or conditions of Force Majeure: acts of State or a state administrative or judicial or similar authorities or governmental actions, riots, disturbances, wars, strikes, lockouts, prolonged shortages of energy supplies, epidemics, fire flood, hurricane, typhoon, earthquake, lightning or explosion. It is in particular expressly agreed that the suspension by the Macedonian Stock Exchange of the conduct of block share transactions on said Exchange, or any action of the Macedonian National Bank or any commercial bank in Macedonia prohibiting the transfer of foreign currency into and/or out from Macedonia, or subjecting said transfer to requirements other than those expressly stated in the relevant legislation, shall constitute an event of Force Majeure hereunder.

12.9.2      Upon giving notice to the other Party, the Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of any of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligation(s) is prevented by the event of Force Majeure. The notice of the event of Force Majeure shall include a description of the nature of the event of Force Majeure and its cause and possible consequences.  The Party claiming Force Majeure shall promptly notify the other party of the termination of such event.

12.9.3      During the period that the performance by one of the Parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other Party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

12.9.4      If the event of Force Majeure continues for more than six (6) consecutive months, either Party may terminate this Agreement without any liability to the other party, except for any breach by the terminating Party of the provisions of this Agreement which may have occurred prior to the date on which the notice of Force Majeure, referred to in section 12.9.1 hereof was sent. Forthwith upon the ending of the event of Force Majeure, each Party shall re-commence the performance of its obligations hereunder.

12.10      Entire Agreement; Amendments

12.10.1    This Agreement (together with any documents referred to herein or executed contemporaneously by the Parties in connection herewith) constitutes the whole agreement between the Parties and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing relating to the subject matter hereof.

12.10.3    No variation or amendment to this Agreement shall be effective unless in writing signed by authorized representatives of each of the Parties.

12.11      Remedies

Each Party acknowledges and agrees that if either of them shall breach the warranties, representations, indemnities, covenants, agreements, undertakings and obligations (for the purposes of this clause referred to as the “Agreed Terms”) on each of their parts contained in this Agreement or any other agreement entered into pursuant to this Agreement, damages may not be an adequate remedy in which case the Agreed Terms shall be enforceable by injunction, order for specific performance or such other equitable relief as a court of competent jurisdiction may see fit.

12.12      Governing law and jurisdiction

12.12.1    This Agreement shall be governed by and construed in accordance with English law.

12.12.2    The English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the Parties submit to the exclusive jurisdiction of the English courts.

12.12.3    The Buyer hereby appoints Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA, United Kingdom to be its agent for service of any writ, summons, order, judgement or other notice of legal process in England. The buyer agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service, whether or not such agent gives notice thereof to the Buyer.

12.12.4    The Seller hereby appoint Mr. Ioannis Alexopoulos of DLA LLP, 3, Noble Street, London EC2V 7EE, United Kingdom to be its agent for service of any writ, summons, order, judgement or other notice of legal process in England. The Seller agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service, whether or not such agent gives notice thereof to the Seller.

12.13      Various

12.13.1    In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa.

12.13.2    In this Agreement, references to a specified article, section, schedule or annex shall be construed as a reference to a specified article, section, schedule or annex of this Agreement

12.13.3    The headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

12.13.4    The following Annexes are an integral part of this Agreement:

Annex 1	Form of notice of resignation from Board of Directors of the Company, of Telemacedonia, of MakTel and of MobiMak;
Annex 2	Form of document(s) to be entered into with the Agent for purposes of settling the sale of the Sale Shares
Annex 3	Form of corporate approvals required by the Seller.

The Parties have shown their acceptance of the terms of this Agreement by causing it to be signed by their respective authorized representative, named below.

MATÁV RT

By:	/s/ Elek Straub	By:	/s/ András Balogh
Name:	Mr Elek Straub	Name:	Mr András Balogh
Title:	Chairman-Chief Executive Officer	Title:	Chief Strategist

COSMOTELCO TELECOMMUNICATION SERVICES SA

By:	/s/ Dimitrios Contominas
Name:	Mr Dimitrios Contominas
Title:	Authorized Representative

ACKNOWLEDGED: STONEBRIDGE AD

[SEAL]
By:	/s/ Attila Szendrei	By:	/s/ Zoltan Trszai
Name:	Mr Attila Szendrei	Name:	Mr Zoltan Trszai
Title:	Executive Member of	Title:	Non-Executive Member and
the Board of Directors and Chief		Chairman of the Board of Directors
Executive Officer

ANNEX 1

FORM OF NOTICE OF RESIGNATION FROM BOARD OF DIRECTORS

(TO BE NOTARIZED)

To the
Shareholders Assembly of

(the “Company”)

RESIGNATION

By non-executive member of the Board of Directors

I, the undersigned,                                                     , non-executive member of the Board of Directors of the Company, on the basis of article 364 para.1 of the Law on Trade Companies, give this irrevocable resignation from by position of non-executive member of the Board of Directors of the Company, effective from the date of submission of this resignation, in compliance with article 364 para.3 of the Law on Trade Companies.

Non-executive member of the Board of Directors

ANNEX 2

AGREEMENTS WITH THE AGENT

AGREEMENT NO.

On banking and brokerage services for selling shares on the Macedonian Stock-

Exchange (the “Agreement”)

Between:

1. Komercijalna banka AD Skopje

Kej Dimitar Vlahov 4

1000 Skopje,

State: Republic of Macedonia

represented by Jadranka Mrsik

Manager of

Liquidity and Financial Market Division

(hereinafter: “Bank”)

and

2. COSMOTELCO TELECOMMUNICATION SERVICES S.A.

47, Ag. Konstantinou str.

Maroussi, Attica, Greece

Registration number: 33363/O1AT/B/95/469/00

Represented by Mr Stavros Nikolaos Stavridis Chairman of the Board of Directors
(Greek passport number A 429443) and Mr Michail Kefaloyannis, Managing Director
(Greek passport number O127326), having joint representation authority including in respect of operations with securities, (hereinafter “Seller”)

Article 1

The Bank undertakes the obligation to render brokerage service for selling shares pursuant to the regulations of the Macedonian Stock-Exchange and according to the procedure for trading of block transactions (hereinafter each a “Transaction”) on behalf of the Seller, as follows:

•	Shares issued by the company	Stonebridge Communications AD
(hereinafter “Stonebridge”)
•	Type (ordinary or preference)	ordinary
•	Company’s logo	Stonebridge AD
•	Quantity	5,078,557 (Five Million Seventy Eight
Thousand Five Hundred and Fifty Seven shares)
•	Representing	7,4464% of Stonebridge shares
•	Share nominal value	MKD 310.8- EUR 5.11
•	Share sale price	MKD 379.49
•	In a total amount of	MKD 1,927,261,595.93

And

•	Shares issued by the company	Telemacedonia AD (hereinafter
“Telemacedonia”)
•	Type (ordinary or preference)	Ordinary

•	Company’s logo	Telemacedonia AD
•	Quantity	240 (Two Hundred and Forty shares)
•	Representing	12% of Telemacedonia shares
•	Share nominal value	MKD 310.8- EUR 5.11
•	Share sale price	MKD 21,797.19
•	In a total amount of	MKD 5,231,325.6

Article 2

The Bank shall be obliged to execute the Transaction according to the Share Purchase Agreement entered into between the Seller and Magyar Tavkozlesi Rt, a Hungarian company (the “Share Purchase Agreement” and “the Buyer”, respectively), in accordance with the procedures for registration of block transactions of the Macedonian Stock Exchange. The Bank shall act on behalf of Seller with due care and diligence customary and expected in similar transactions from broker entities. The Bank confirms and represents that it is duly qualified to render in the Republic of Macedonia the brokerage services described in this Agreement, that it has the requisite, skills and knowledge to provide such services, and that it possesses all approvals and licenses required for the services and transactions contemplated within this Agreement.

The Bank hereby confirms that all services provided under this Agreement shall be provided pursuant to, and in accordance with, the laws and regulations of the Republic of Macedonia.

Article 3

The Bank hereby guarantees to the Seller that if the exchange of MKD into EUR is required during the Transaction, the exchange, rate of MKD 61.59 to EUR 1 will apply.

Article 4

The Seller shall be obliged to submit to the Bank at least two days before the scheduled date of the Transaction on Macedonian Stock Exchange the following:

•      The Share Purchase Agreement;

•      Sale orders substantially in the form provided by the Bank.

•      Authorization for reservation and access into the account of the Seller in the Central Securities Depositary and reservation of the shares to be traded in the Transactions, substantially in the form provided by the Bank.

Upon receiving the above documents, the Bank shall provide to Seller confirmation that the Stonebridge and Telemacedonia shares referred to in Article 1 hereof have been reserved for the purposes of the Transactions

Article 5

On the date of the Transaction, the Bank will transfer to the Seller’s non-resident custodian account the amount set out in Article 1 above, less each of the commissions listed below, which the Bank shall be responsible for paying to the relevant entity/authority(ies):

•      (i) commission for brokerage services, of 0.0126% on the amount of each of the Stonebridge and the Telemacedonia share Transactions;

2

•      (ii) commission for the Central Securities Depositary of 0.125% of the amount of each of the Stonebridge and the Tetemacedonia share Transactions; and

•      (iii) a commission to the Macedonian Stock Exchange of MKD 200,000 on the Stonebridge share transaction plus of MKD 20.417 on the Telemacedonia share Transaction,

•      (iv) commission for the transfer by the Bank of funds to a non-resident custodian account, of 0.0317%; and

•      (v) commission for the transfer by the Bank of EUR to the Seller’s account in a foreign bank, of 0.0972%,

the Transactions amounts being those stated in the Share Purchase Agreement and in Article 1 above.

Further the Bank shall provide to Seller an extract from the book of shares maintained by the Central Securities Depository, evidencing that the Buyer is registered as the owner of the Stonebridge and the Telemacedonia shares involved in the Transactions.

Article 6

The Bank shall be obliged, immediately upon confirmation of the execution of each Transaction, to inform the seller about the realization of that Transaction in accordance with the Share Purchase Agreement.

Article 7

The seller may terminate this Agreement by a written notice delivered to the Bank at least 5 business days before the scheduled date of any Transactions.

Article 8

This agreement shall be governed by the laws and regulations, valid in the territory of the Republic of Macedonia.

In case of dispute resulting from this Agreement, the competent court shall be the Court of First Instance Skopje 1 in Skopje

Article 9

This Agreement has been executed in four originals of which two are for the Bank and two are for the Seller.

FOR THE BANK		FOR THE SELLER

[SEAL]
Komercijalna banka AD Skopje		Cosmotelco Telecommunication Services SA

/s/ Jadranka Mrsik		/s/ Stavros Nikolaos Stavridis
Jadranka Mrsik		Mr Stavros Nikolaos Stavridis
Manager of		Chairman of the Board of Directors
Liquidity and Financial Market Division
/s/ Michall Kefaloyannis
Mr. Michall Kefaloyannis
Managing Director

Skopje,	19-10-2004
Place and date of signing		“COSMOTELCO”
TELECOMMUNICATION SERVICES S.A.
47. Ag- KONSTANTINOU 15124 MAROUSSI
ATHENS - GREECE
TEL (+30-210)•

3A

AGREEMENT NO.

On banking and brokerage services for purchasing shares on the Macedonian Stock-
Exchange (the “Agreement”)

Between:

1. Komercijalna banka AD Skopje

Kej Dimitar Vlahov 4

1000 Skopje,

State: Republic of Macedonia

represented by Jadranka Mrsik

Manager of

Liquidity and Financial Market Division

(hereinafter: Bank)

and

2. Matáv Rt.

Krisztina krt. 55

1013 Budapest

State: Hungary

Registration of the non-resident client with a competent body: Metropolitan Court of

Budapest Acting as Court of Registration

Registration number 01-10-041928

Represented by Mr. Elek Straub, Chief Executive Officer (Hungarian passport number: ZH 606543), and Mr Andras Balogh, Chief Strategist (Hungarian passport number: ZF414538), having joint representation authority including in respect of operations with securities, (hereinafter: Purchaser)•

Article 1

The Bank undertakes the obligation to render brokerage service for buying shares pursuant to the regulations of the Macedonian Stock-Exchange and according to the procedure for trading of block transactions, ( hereinafter each a “Transaction”), on behalf of the Purchaser, as follows:

•	Shares issued by the company	Stonebridge Communications AD (hereinafter “Stonebridge”)
•	Type (ordinary or preference)	ordinary
•	Company’s logo	Stonebridge AD
•	Quantity	5,078,557 (Five Million Seventy Eight
Thousand Five Hundred and Fifty Seven shares)
•	Representing	7,4464% of Stonebridge shares
•	Share nominal value	MKD 310.8- EUR 5.11
•	Share purchase price	MKD 379.49
•	In a total amount of	MKD 1,927,261,595.93

And

•	Shares issued by the company	Telemacedonia AD (hereinafter
“Telemacedonia”)
•	Type (ordinary or preference)	ordinary
•	Company’s logo	Telemacedonia AD
•	Quantity	240 (Two Hundred and Forty shares)
•	Representing	12% of Telemacedonia shares
•	Share nominal value	MKD 310.8- EUR 5.11
•	Share sale price	MKD 21,797.19
•	In a total amount of	MKD 5,231,325.6

Article 2

The Bank shall be obliged to execute the Transaction according to the Share Purchase Agreement entered into between the Purchaser and CosmoTelco Telecommunications Services SA, a Greek company (the “Share Purchase Agreement”), in accordance with the procedures for registration of block transactions of the Macedonian Stock Exchange.  The Bank shall act on behalf of Purchaser with due care and diligence customary and expected in similar transactions from broker entities. The Bank confirms and represents that it is duly qualified to render in the Republic of Macedonia the brokerage services described in this Agreement, that it has the requisite, skills and knowledge to provide such services, and that it possesses all approvals and licenses required for the services and transactions contemplated within this Agreement.

The Bank hereby confirms that all services provided under this Agreement shall be provided pursuant to, and in accordance with, the laws and regulations of the Republic of Macedonia.

Article 3

The Bank hereby guarantees to the Purchaser that if the exchange of EUR into MKD is required during the Transaction, the exchange rate of EUR 1 to MKD 61.5 will apply.

Article 4

The Purchaser shall be obliged to submit to the Bank at least two days before the scheduled date of the Transaction on Macedonian Stock Exchange the following:

•      Additional documentation for the Purchaser’s non-resident account at the Bank;

•      The Share Purchase Agreement;

•      Purchase orders substantially in the form provided by the Bank.

Article 5

The Purchaser shall be obliged, one day before the registration of the Transaction on Macedonian Stock Exchange, to make payment on its foreign exchange non-resident account in the Bank of the amounts set out in Article 1 above, and the;

•      (i) bank fee of 0.0649% of the amount of the funds transferred from the Purchaser’s non-resident account in the Bank to the Bank’s brokerage account,

•      (ii)  commission for brokerage services, of 0.0126% on the amount of each of the Stonebridge and the Telemacedonia share transactions;

2

•      (iii) commission for the Central Securities Depositary of 0.125% of the amount of each of the Stonebridge and the Telemacedonia share transactions; and

•      (iv) a commission to the Macedonian Stock Exchange of MKD 200,000 on the Stonebridge share transaction plus MKD 20.417 on the Telemacedonia share transaction,

the Transaction amounts being those stated in the Share Purchase Agreement and in Article 1 above.

Article 6

The Bank shall be obliged, immediately upon confirmation of the execution of each Transaction, to inform the Purchaser about the realization of that Transaction in accordance with the Share Purchase Agreement by sending to the Purchaser the relevant official notice of Central Securities Depository.

Article 7

The Purchaser is obliged, within 30 days after the date of execution of the Transaction, to register the additionally acquired shares in Stonebridge and in Telemacedonia respectively, at the Ministry of Economy of the Republic of Macedonia.

Article 8

The Purchaser may terminate this Agreement, by a written notice delivered to the Bank at least 5 business days before the scheduled date of any Transactions.

Article 9

This Agreement shall be governed by the laws and regulations, valid in the territory of the Republic of Macedonia.

In case of dispute resulting from this Agreement, the competent court shall be the Court of First instance Skopje 1 in Skopje.

Article 10

This Agreement has been executed in four originals of which two are for the Bank and two are for the Purchaser.

FOR THE BANK	FOR THE PURCHASER
Komercijalna banka AD Skopje	Matáv Rt

/s/ Jadranka Mrsik	/s/ Elek Straub
Jadranka Mrsik	Mr Elek Straub
Manager of	Chief Executive Officer
Liquidity and Financial Market Division
/s/ Andras Balogh
Mr Andras Balogh
Chief Strategist

Skopje,
Place and date of signing	[SEAL]

3

ANNEX 3

FORM OF CORPORATE APPROVALS REQUIRED BY THE SELLER

MINUTES

OF THE 132nd MEETING OF THE BOARD OF DIRECTORS OF “COSMOTELCO TELECOMMUNICATION SERVICES S.A.”

AS OF     , 2004

In Maroussi, today, this         day of       , 2004, 10:00 a.m., the Board of Directors of the Company convened at a Meeting at the premises of the Company, at 47, Ag. Konstantinou Street, upon invitation of its Chairman.

The Meeting was attended by Messrs (Stavros) Nikolaos Stavridis, Chairman, Stavros Papapanagiotou, Vice- Chairman / B’ Managing Director, Michael Kefaloyannis, A’ Managing Director, Andreas Fiamegos and Aikaterini Gana, Members.

A quorum being present, the BoD proceeded to the discussion of the following issues of the agenda:

1.     SALE OF COMPANY’S SHAREHOLDING IN COMPANIES OPERATING IN FYROM AND GRANTING OF AUTHORITY

The Chairman informed the BoD about the contacts and discussions he and the A’ Managing Directors had and the negotiations they conducted with a view to the Company transferring to MATAV RT, a company established and operating in Budapest, Hungary (with which the Company maintains a three-year long strategic cooperation through joint participation to companies active in the telecommunications field in FYROM) its shareholding in the two joint companies established and operating in FYROM, and proposed to the BoD that the Company sells and transfers to MATAV RT its 5,078,557 shares in STONEBRIDGE AD and its 240 shares in TELEMACEDONIA AD (hereinafter collectively referred to as “the Shares”) for a total consideration of 31,400,000.00 Euros (hereinafter referred to as “the Price”), and under the other terms and conditions contained in a relevant agreement in English, the Final Draft Share Purchase Agreement dated 30 September 2004 of which was submitted to the BoD. Following lengthy discussion, the BoD unanimously resolved that the Company sells and transfers to MATAV RT the Shares, representing the entirety of its stockholding in STONEBRIDGE AD and TELEMACEDONIA AD for the Price under the other terms and conditions contained in the Final Draft Share Purchase Agreement dated 30 September 2004, which the BoD unanimously approved. Further, the BoD unanimously decided that the issue be referred also to the General Assembly for consideration due to the importance thereof, instructing its Chairman, Mr. S.N. Stavridis, to bring the issue before the General Assembly, and, upon condition that the contemplated transaction is approved by the General Assembly, unanimously authorized either Mr Dimitrios Contominas acting singly or the Chairman of the BoD and the A’ Managing Director, Messrs S.N. Stavridis and M. Kefaloyannis, acting jointly,  in the name and on behalf of the Company, to execute the Share Purchase Agreement under the terms contained in the Final Draft approved and any other they may deem fit, as well as any document relevant thereto or required for the completion of the transfer of the Shares and to proceed to any other necessary or advisable action for purposes of implementing this mandate.

2

In the absence of any other issue, the Meeting was brought to an end.

THE CHAIRMAN	THE MEMBERS

THE VICE CHAIRMAN	A. FIAMEGOS

THE MANAGING DIRECTOR	A. GANA

MINUTES

Of the Extraordinary self-convoked General Assembly of the Shareholders of the Company «COSMOTELCO TELECOMMUNICATION SERVICES S.A.»

held on the        2004

In Maroussi, this      ,      day of       2004, at 15:00. the shareholders of the Company met in Extraordinary Self- Convoked General Assembly at the Company Headquarters, located at 47 Ag. Konstantinou str. for purposes of deciding on the following item of the agenda:

SALE OF SHAREHOLDING OF THE COMPANY IN COMPANIES ESTABLISHED IN FYROM

There were present the shareholders as shown in the following table for their respective shares

TABLE OF SHAREHOLDERS	REPRESENTATIVE	NO OF SHARES	NO OF VOTES

1. INTERTECH S.A.	Lawrence
INTERNATIONAL TECHNOLOGIES	Alvertis
24, Aphroditis & Rizountos Street Hellinikon	61 Vas. Sofias Ave. Athens	18.318	18.318

2. DEMCO INVESTMENT &	Anthonios
COMMERCIAL S.A.	Karalis
24B Papadiamandopoulou Str.	27, Orfeos Street	334.254	334.254
Athens-	Kantza

3. MARTSVILLE	Charalambos
INVESTMENTS LTD	Vatikiotis
28, Irish Town, Gibraltar	52, Ventouri Street
	Holargos	6.528	6.528

4. Dimitrios Contominas 61, Vas. Sofias Ave. Athens	Aikaterini Gana 1, Theotocopoulou Street, Holargos	903.600	903.600

TOTAL		1.262.700	1.262.700

The shareholders present signed the respective column of the above list, whereupon it results that this General Assembly is attended by shareholders representing 1.262.700 shares, i.e. the total share capital.

Pursuant to the Articles of Association the Chairman of the Board of Directors acts as temporary President of the General Assembly is the Chairman of the Board of Directors, Mr. S.N. Stavridis and as Secretary is appointed by him Ms Aikaterini Gana.

First after a motion moved by the temporary President of the Assembly and after the examination of the already deposited titles of shares, the General Assembly ratified unanimously the shareholder’s table as it is with no objection by anyone.

Further, pending the election of the final President and Secretary of the General Assembly, Mr. President invited the shareholders to vote. After an election with nominal calls, Messrs.S. N. Stavridis and A. Gana are elected, the former as President and the latter as Secretary. The elected persons accepted their election and assumed their tasks immediately.

Thereupon the Assembly proceeded to the sole issue of the agenda.

The President informed the Assembly that the Board of Directors of the Company in its 132nd Meeting held earlier today, unanimously adopted the resolution that the Company transfers to Matav RT, a company established in Budapest, Hungary (with which the Company maintains during the last three years strategic cooperation through joint participation to companies active in the telecommunications field established in FYROM) its shareholding in the two joint companies established and operating in FYROM, i.e. 5,078,557 shares in STONEBRIDGE AD and 240 shares in TELEMACEDONIA AD (hereinafter collectively referred to as “the Shares”), for a total consideration of 31,400,000.00 Euros (hereinafter referred to as “the Price”) and subject to the terms and conditions provided for in a share purchase agreement, the Final Draft dated 30 September 2004 and set up in the English language of which was approved by the BoD. The same Final Draft of Share Purchase Agreement was submitted by the President, upon motion of the BoD, to the General Assembly, in view of the importance of the issue, with the proposal that the said Share Purchase Agreement be approved by the General Assembly. The General Assembly, having studied the Final Draft of Share Purchase Agreement submitted to it and following discussion, unanimously approved the above resolution taken by the BoD as well as the Final Draft of Share Purchase Agreement dated 30 September 2004 for the sale and transfer of the Shares to Matav RT in consideration of the the Price.

In the absence of any other issue, the Meeting was brought to an end.

THE PRESIDENT	THE VICE-PRESIDENT

S.N. STAVRIDIS	A. GANA